Exhibit 99

1016 Civic Center Drive NW - Rochester, MN 55901 - Phone (507) 535-1200 - Fax (507) 535-1301

NEWS RELEASE	CONTACT:	Bradley Krehbiel Chief Executive Officer, President HMN Financial, Inc. (507) 252-7169 FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES FOURTH QUARTER RESULTS AND DECLARES DIVIDEND

Fourth Quarter Summary

●	Net income of $1.5 million, down $0.9 million from $2.4 million for fourth quarter of 2022
●	Diluted earnings per share of $0.33, down $0.23 from $0.56 for fourth quarter of 2022
●	Net interest income of $7.2 million, down $1.7 million from $8.9 million for fourth quarter of 2022
●	Net interest margin of 2.58%, down 77 basis points from 3.35% for fourth quarter of 2022
●	Gain on sales of loans of $0.4 million, up $0.1 million from $0.3 million for fourth quarter of 2022

Annual Summary

●	Net income of $6.0 million, down $2.0 million from $8.0 million for 2022
●	Diluted earnings per share of $1.37, down $0.46 from $1.83 for 2022
●	Net interest income of $30.8 million, down $1.5 million from $32.3 million for 2022
●	Net interest margin of 2.84%, down 30 basis points from 3.14% for 2022
●	Gain on sales of loans of $1.5 million, down $0.9 million from $2.4 million for 2022
●	Provision for credit losses of $0.7 million, down $0.4 million from $1.1 million for 2022

Net Income Summary	Three Months Ended		Year Ended
	December 31,		December 31,
(Dollars in thousands, except per share amounts)	2023	2022	2023	2022
Net income	$1,452	2,438	$6,005	8,045
Diluted earnings per share	0.33	0.56	1.37	1.83
Return on average assets (annualized)	0.51%	0.89%	0.54%	0.75%
Return on average equity (annualized)	4.76%	8.32%	5.03%	7.03%
Book value per share	$24.16	21.72	$24.16	21.72

ROCHESTER, MINNESOTA, January 25, 2024 - HMN Financial, Inc. (HMN or the Company) (Nasdaq:HMNF), the $1.1 billion holding company for Home Federal Savings Bank (the Bank), today reported net income of $1.5 million for the fourth quarter of 2023, a decrease of $0.9 million compared to net income of $2.4 million for the fourth quarter of 2022. Diluted earnings per share for the fourth quarter of 2023 was $0.33, a decrease of $0.23 from the diluted earnings per share of $0.56 for the fourth quarter of 2022. Net income for the quarter was negatively impacted by a $1.7 million decrease in net interest income between the periods primarily because of a decrease in the net interest margin as a result of increased funding costs.  This decrease in net income was partially offset by a $0.1 million increase in the gain on sales of loans due to an increase in mortgage loan originations and sales between the periods.  Other non-interest income increased $0.1 million primarily because of an increase in the commissions earned on the sale of uninsured investment products between the periods.

President’s Statement

“Maintaining our net interest income continued to be a challenge in the fourth quarter as the rates paid on our deposits and other funding sources increased more quickly than the rates on our interest earning assets,” said Bradley Krehbiel, President and Chief Executive Officer of HMN. “We are, however, encouraged by the stabilization in our deposit balances and interest rates that we began to observe in the fourth quarter. We are optimistic that net interest margin compression will slow in the coming quarters as our deposit costs stabilize and our earning assets reprice to current market rates. We will continue to focus our efforts on profitably growing the Company and improving our net interest income as we move into the new year.”

Fourth Quarter Results

Net Interest Income

Net interest income was $7.2 million for the fourth quarter of 2023, a decrease of $1.7 million, or 19.7%, from $8.9 million for the fourth quarter of 2022. Interest income was $11.5 million for the fourth quarter of 2023, an increase of $1.5 million, or 15.4%, from $10.0 million for the fourth quarter of 2022. Interest income increased primarily because of the $48.3 million increase in the average interest-earning assets between the periods and also because of the increase in the average yield earned on interest-earning assets between the periods. The average yield earned on interest-earning assets was 4.15% for the fourth quarter of 2023, an increase of 39 basis points from 3.76% for the fourth quarter of 2022. The increase in the average yield is primarily related to the increase in market interest rates as a result of the 5.25% increase in the prime interest rate over the past two years.

Interest expense was $4.4 million for the fourth quarter of 2023, an increase of $3.3 million, or 303.8%, from $1.1 million for the fourth quarter of 2022. Interest expense increased primarily because of the increase in the average interest rate paid on interest-bearing liabilities between the periods. Interest expense also increased because of the $41.1 million increase in the average interest-bearing liabilities and non-interest bearing deposits between the periods. The average interest rate paid on interest-bearing liabilities and non-interest bearing deposits was 1.72% for the fourth quarter of 2023, an increase of 128 basis points from 0.44% for the fourth quarter of 2022. The increase in the average rate paid is primarily related to the change in the types of funding sources as more brokered deposits and certificates of deposit were used in the fourth quarter of 2023 than were used in the fourth quarter of 2022. These funding sources generally have higher interest rates than traditional checking and money market accounts. The increase in market interest rates as a result of the 5.25% increase in the federal funds rate over the past two years also contributed to higher funding costs in the fourth quarter of 2023 when compared to the same period in 2022. Net interest margin (net interest income divided by average interest-earning assets) for the fourth quarter of 2023 was 2.58%, a decrease of 77 basis points, compared to 3.35% for the fourth quarter of 2022. The decrease in the net interest margin is primarily because the increase in the average rate paid on interest-bearing liabilities and non-interest bearing deposits exceeded the increase in the average yield earned on interest-earning assets between the periods.

A summary of the Company’s net interest margin for the three-month periods ended December 31, 2023 and 2022 is as follows:

	For the three-month period ended
	December 31, 2023			December 31, 2022
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$239,609	898	1.49%	$278,108	814	1.16%
Loans held for sale	2,175	36	6.56	1,225	24	7.67
Single family loans, net	265,539	2,875	4.30	201,808	1,838	3.61
Commercial loans, net	540,097	6,848	5.03	517,186	6,601	5.06
Consumer loans, net	42,741	716	6.64	44,161	596	5.35
Other	12,786	167	5.19	12,185	129	4.20
Total interest-earning assets	$1,102,947	11,540	4.15	$1,054,673	10,002	3.76

Interest-bearing liabilities:
Checking accounts	$155,029	316	0.81	$162,013	94	0.23
Savings accounts	108,436	29	0.10	123,460	21	0.07
Money market accounts	268,451	1,490	2.20	273,959	385	0.56
Retail certificate accounts	117,498	1,062	3.58	69,894	95	0.54
Wholesale certificate accounts	112,141	1,427	5.05	19,598	227	4.60
Customer escrows	0	0	0.00	3,185	16	2.00
Advances and other borrowings	3,748	53	5.60	24,497	246	3.98
Total interest-bearing liabilities	$765,303			$676,606
Non-interest checking	243,469			291,579
Other non-interest bearing deposits	2,833			2,286
Total interest-bearing liabilities and non-interest bearing deposits	$1,011,605	4,377	1.72	$970,471	1,084	0.44
Net interest income		$7,163			$8,918
Net interest rate spread			2.43%			3.32%
Net interest margin			2.58%			3.35%

Provision for Credit Losses

The provision for credit losses was $0.1 million for the fourth quarter of 2023, the same as for the fourth quarter of 2022. The provision for credit losses for the quarter was due to the increases in the individual loan loss reserves and increased charge-offs during the quarter. These increases were partially offset by decreases in the provision because of a decrease in outstanding loan balances, as well as a decrease due to management’s assessment that there was a slight improvement in qualitative factors related to overall economic conditions. The provision for credit losses also includes an amount for unfunded commitments that decreased slightly during the fourth quarter of 2023.

The allowance for credit losses is measured on a collective (pool) basis when similar risk characteristics exist. Loans that do not share risk characteristics are evaluated on an individual basis. Loans evaluated individually are not included in the collective evaluations. The collective reserve amount is assessed based on size and risk characteristics of the various portfolio segments, past loss history and other adjustments determined to have a potential impact on future credit losses. The collective reserve amount decreased during the quarter primarily because of management’s perception that forecasted economic conditions had slightly improved during the quarter. The collective reserve amount also decreased because of a decrease in the outstanding loan balances during the quarter. Total non-performing assets were $3.8 million at December 31, 2023, an increase of $2.7 million compared to $1.1 million at September 30, 2023. The increase is primarily related to a $2.2 million commercial business loan relationship in the agriculture industry that was classified as non-performing during the quarter.

A reconciliation of the Company’s allowance for credit losses for the quarters ended December 31, 2023 and 2022 is summarized as follows:

(Dollars in thousands)	2023	2022 (1)
Balance at September 30,	$11,967	10,141
Provision	183	130
Charge offs:
Commercial business	(334)	0
Consumer	(23)	(1)
Recoveries	31	7
Balance at December 31,	$11,824	10,277

Allocated to:
Collective allowance	$11,396	10,115
Individual allowance	428	162
	$11,824	10,277

  (1) The 2022 amounts presented are calculated under prior accounting standard.

The provision amount included in the table amount excludes a $36,000 recapture of credit losses related to unfunded commitments that was recorded during the period.

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the two most recently completed quarters and December 31, 2022.

	December 31,	September 30,	December 31,
(Dollars in thousands)	2023	2023	2022
Non‑performing Loans:
Single family	$762	$638	$908
Commercial real estate	493	0	0
Consumer	376	408	441
Commercial business	2,187	35	529
Total non‑performing assets	$3,818	$1,081	$1,878
Total as a percentage of total assets	0.34%	0.09%	0.17%
Total as a percentage of total loans receivable	0.44%	0.13%	0.24%
Allowance for credit losses to non-performing loans	309.69%	1,106.53%	547.24%

Delinquency Data:
Delinquencies (1)
30+ days	$715	$3,088	$1,405
90+ days	0	0	0
Delinquencies as a percentage of loan portfolio (1)
30+ days	0.08%	0.36%	0.18%
90+ days	0.00%	0.00%	0.00%

(1) Excludes non-accrual loans.

Non-Interest Income and Expense

Non-interest income was $2.2 million for the fourth quarter of 2023, an increase of $0.3 million, or 13.0%, from $1.9 million for the fourth quarter of 2022. Other non-interest income increased $0.1 million due primarily to an increase in the income earned on the sales of uninsured investment products between the periods. Gain on sales of loans increased $0.1 million primarily because of an increase in the single family loans that were sold between the periods. Fees and service charges increased slightly between the periods due primarily to an increase in the commitment fees earned on unused commercial lines of credit. Loan servicing fees decreased slightly due to a decrease in the aggregate balances of single family loans that were being serviced for others as more serviced loans were paid off than were added to the servicing portfolio between the periods.

Non-interest expense was $7.3 million for the fourth quarter of 2023, a decrease of $0.1 million, or 0.7%, from $7.4 million for the fourth quarter of 2022. Occupancy and equipment expense decreased $0.1 million due primarily to a decrease in building maintenance expenses between the periods. Compensation and benefits expense decreased slightly primarily because of a decrease in performance incentives earned between the periods. Other non-interest expense decreased slightly between the periods primarily because of a decrease in the deposit losses that were incurred. Professional services expense decreased slightly primarily because of a decrease in technology consulting costs between the periods. These decreases in non-interest expenses were partially offset by a $0.1 million increase in data processing expenses due to an increase in system processing and mobile banking charges between the periods.

Income tax expense was $0.4 million for the fourth quarter of 2023, a decrease of $0.5 million from $0.9 million for the fourth quarter of 2022. The decrease in income tax expense is primarily the result of a decrease in pre-tax income between the periods.

Return on Assets and Equity

Return on average assets (annualized) for the fourth quarter of 2023 was 0.51%, compared to 0.89% for the same period of 2022.  Return on average equity (annualized) was 4.76% for the fourth quarter of 2023, compared to 8.32% for the same period in 2022.  Book value per common share at December 31, 2023 was $24.16, compared to $21.72 at December 31, 2022.

Annual Results

Net Income

Net income was $6.0 million for 2023, a decrease of $2.0 million, or 25.4%, compared to net income of $8.0 million for 2022. Diluted earnings per share for the year ended December 31, 2023 was $1.37, a decrease of $0.46 per share, compared to diluted earnings per share of $1.83 for the year ended December 31, 2022.  The decrease in net income between the periods was due primarily to a $1.5 million decrease in net interest income primarily because of a decrease in the net interest margin as a result of increased funding costs.  Gain on sales of loans decreased $0.9 million between the periods because of a decrease in mortgage loan sales.  Compensation  expense increased $0.9 million due primarily to annual salary increases between the periods. These decreases in net income were partially offset by a $0.4 decrease in the provision for credit losses between the period.  Other non-interest income increased $0.2 million primarily because of an increase in the commissions earned on the sale of uninsured investment products between the periods.

Net Interest Income

Net interest income was $30.8 million for 2023, a decrease of $1.5 million, or 4.6%, from $32.3 million for 2022. Interest income was $43.5 million for 2023, an increase of $9.2 million, or 26.9%, from $34.3 million for 2022. Interest income increased because of the $54.1 million increase in the average interest-earning assets between the periods and also because of the increase in the average yield earned on interest-earning assets between the periods. The average yield earned on interest-earning assets was 4.02% for 2023, an increase of 69 basis points from 3.33% for 2022. The increase in the average yield is primarily related to the increase in market interest rates as a result of the 5.25% increase in the prime interest rate over the past two years.

Interest expense was $12.7 million for 2023, an increase of $10.7 million, or 536.3%, compared to $2.0 million for 2022. Interest expense increased primarily because of the increase in the average interest rate paid on interest-bearing liabilities between the periods. Interest expense also increased because of the $46.5 million increase in the average interest-bearing liabilities and non-interest bearing deposits between the periods. The average interest rate paid on interest-bearing liabilities and non-interest bearing deposits was 1.28% for 2023, an increase of 107 basis points from 0.21% for 2022. The increase in the average rate paid is primarily related to the change in the types of funding sources used between the periods as more brokered deposits, certificates of deposits, and Federal Home Loan Bank (FHLB) advances were used in 2023 than in 2022. These funding sources generally have interest rates that are higher than traditional checking and money market accounts. The increase in market interest rates as a result of the 5.25% increase in the federal funds rate over the past two years also contributed to the higher funding costs in 2023 when compared to 2022. Net interest margin (net interest income divided by average interest-earning assets) for 2023 was 2.84%, a decrease of 30 basis points, compared to 3.14% for 2022. The decrease in the net interest margin is primarily because the increase in the average rate paid on interest-bearing liabilities and non-interest bearing deposits exceeded the increase in the average yield earned on interest-earning assets between the periods.

A summary of the Company’s net interest margin for 2023 and 2022 is as follows:

	For the year ended
	December 31, 2023			December 31, 2022
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$254,150	3,328	1.31%	$290,289	3,229	1.11%
Loans held for sale	2,174	140	6.42	2,418	115	4.75
Single family loans, net	238,482	9,657	4.05	183,882	6,431	3.50
Commercial loans, net	532,188	26,984	5.07	472,931	21,830	4.62
Consumer loans, net	45,486	2,865	6.30	42,552	2,072	4.87
Other	10,351	503	4.86	36,692	578	1.58
Total interest-earning assets	$1,082,831	43,477	4.02	$1,028,764	34,255	3.33

Interest-bearing liabilities:
Checking accounts	$162,685	1,037	0.64	$159,509	220	0.14
Savings accounts	114,074	110	0.10	123,786	75	0.06
Money market accounts	267,939	4,577	1.71	271,750	882	0.32
Retail certificate accounts	96,573	2,503	2.59	75,575	322	0.43
Wholesale certificate accounts	82,973	4,063	4.90	5,953	233	3.91
Customer escrows	2,923	59	2.00	803	16	2.00
Advances and other borrowings	6,807	371	5.45	6,665	251	3.77
Total interest-bearing liabilities	$733,974			$644,041
Non-interest checking	256,294			300,394
Other non-interest bearing deposits	3,170			2,455
Total interest-bearing liabilities and non-interest bearing deposits	$993,438	12,720	1.28	$946,890	1,999	0.21
Net interest income		$30,757			$32,256
Net interest rate spread			2.74%			3.12%
Net interest margin			2.84%			3.14%

Provision for Credit Losses

The provision for credit losses was $0.7 million for 2023, a decrease of $0.4 million from the $1.1 million provision for loan losses for 2022. The provision for credit losses decreased between the periods primarily because the increase in the provision due to loan growth was less in 2023 than for 2022. The decrease in the provision because of loan growth was partially offset by an increase in the provision due to increased charge-offs and specific reserves in 2023. The provision for credit losses also includes an amount for unfunded commitments that decreased $0.1 million during 2023.

The allowance for credit losses is measured on a collective (pool) basis when similar risk characteristics exist. Loans that do not share risk characteristics are evaluated on an individual basis. Loans evaluated individually are not included in the collective evaluations. The collective reserve amount is assessed based on size and risk characteristics of the various portfolio segments, past loss history and other adjustments determined to have a potential impact on future credit losses. The collective reserve amount increased in 2023 primarily because of the loan growth that was experienced. The Company’s qualitative reserve amount decreased during the year because of management’s perception that forecasted economic conditions had slightly improved. Total non-performing assets were $3.8 million at December 31, 2023, an increase of $1.9 million, or 103.3.%, from $1.9 million at December 31, 2022. The increase is primarily related to a $2.6 million commercial loan relationship in the agriculture industry that was classified as non-performing during 2023.

A reconciliation of the allowance for credit losses for 2023 and 2022 is summarized as follows:

(Dollars in thousands)	2023	2022
Balance at January 1,	$10,277	9,279
Adoption of Accounting Standard Update (ASU) 2016-13	1,070	0
Provision	795	1,071
Charge offs:
Commercial real estate	0	(91)
Consumer	(50)	(24)
Commercial business	(334)	0
Recoveries	66	42
Balance at December 31,	$11,824	10,277

The provision amount included in the table excludes an $82,000 recapture of credit losses related to unfunded commitments that was recorded during the period.

Non-Interest Income and Expense

Non-interest income was $8.3 million for 2023, a decrease of $0.6 million, or 6.8%, from $8.9 million for the 2022. Gain on sales of loans decreased $0.9 million between the periods because of a decrease in single family loan originations and sales due primarily to an increase in mortgage interest rates between the periods. Loan servicing fees decreased slightly between the periods due to a decrease in the aggregate balances of single family mortgage loans that were being serviced for others. These decreases were partially offset by a $0.1 million increase in fees and service charges between the periods due primarily to an increase in the commitment fees earned on unused commercial lines of credit. Other non-interest income increased $0.2 million due primarily to an increase in the gains realized on equity securities between the periods.

Non-interest expense was $29.8 million for 2023, an increase of $1.0 million, or 3.4%, from $28.8 million for 2022. Compensation and benefits expense increased $0.9 million primarily because of annual salary increases. Other non-interest expense increased $0.4 million between the periods primarily because of an increase in FDIC insurance expense due to an increase in assessment rates. Data processing expenses increased $0.2 million due to an increase in system processing and mobile banking charges between the periods. These increases in non-interest expense were partially offset by a $0.3 million decrease in professional services because of a decrease in legal expenses between the periods. Occupancy and equipment expense decreased $0.2 million between the periods due to a decrease in building maintenance expenses.

Income tax expense was $2.5 million for 2023, a decrease of $0.7 million from $3.2 million for 2022. The decrease in income tax expense is primarily the result of a decrease in pre-tax income between the periods.

Return on Assets and Equity

Return on average assets (annualized) for 2023 was 0.54%, compared to 0.75% for the same period in 2022.  Return on average equity (annualized) was 5.03% for 2023, compared to 7.03% for the same period in 2022. Book value per common share at December 31, 2023 was $24.16, compared to $21.72 at December 31, 2022.

Dividend Announcement

HMN Financial, Inc. today announced that its Board of Directors has declared a quarterly dividend of 8 cents per share of common stock payable on March 6, 2024 to stockholders of record at the close of business on February 13, 2024. The declaration and amount of any future cash dividends remain subject to the sole discretion of the Board of Directors and will depend upon many factors, including the Company’s results of operations, financial condition, capital requirements, regulatory and contractual restrictions, business strategy and other factors deemed relevant by the Board of Directors.

General Information

HMN Financial, Inc. and the Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates twelve full service offices in Minnesota located in Albert Lea, Austin, Eagan, Kasson, La Crescent, Owatonna, Rochester (4), Spring Valley and Winona, one full service office in Marshalltown, Iowa, and one full service office in Pewaukee, Wisconsin. The Bank also operates two loan origination offices located in Sartell, Minnesota and La Crosse, Wisconsin.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “anticipate,” “continue,” “could,” “expect,” “future,” “may,” “project” and “will,” or similar statements or variations of such terms and include, but are not limited to, those relating to: enacted and expected changes to the federal funds rate and the resulting impacts on consumer deposits, loan originations, net interest margin, net interest income and related aspects of the Bank’s business; the anticipated impacts of inflation and rising interest rates on the general economy, the Bank’s clients, and the allowance for credit losses; anticipated future levels of the provision for credit losses; anticipated level of future asset growth; anticipated ability to maintain and grow core deposit relationships; anticipated impact of tax law changes on future taxable state income; anticipated level of future core deposit growth; and the payment of dividends by HMN.

A number of factors, many of which may be amplified by deterioration in economic conditions, could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the Office of the Comptroller of the Currency and the Federal Reserve Bank of Minneapolis in the event of non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios; changes in costs associated with traditional and alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank and the Federal Reserve Bank; technological, computer-related or operational difficulties including those from any third party cyberattack; reduced demand for financial services and loan products; adverse developments affecting the financial services industry, such as recent bank failures or concerns involving liquidity; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; domestic and international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; the Company’s ability to attract and retain employees; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and Part II, Item 1A of its subsequently filed quarterly reports on Form 10-Q. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. All statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no duty to update any of the forward-looking statements after the date of this press release.

(Three pages of selected consolidated financial information are included with this release.)

***END***

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31,	December 31,
(Dollars in thousands)	2023	2022
	(unaudited)
Assets
Cash and cash equivalents	$11,151	36,259
Securities available for sale:
Mortgage-backed and related securities (amortized cost $179,366 and $216,621)	161,414	192,688
Other marketable securities (amortized cost $54,112 and $55,698)	53,680	53,331
Total securities available for sale	215,094	246,019

Loans held for sale	1,006	1,314
Loans receivable, net	845,692	777,078
Accrued interest receivable	3,553	3,003
Mortgage servicing rights, net	2,709	2,986
Premises and equipment, net	15,995	16,492
Goodwill	802	802
Prepaid expenses and other assets	3,962	3,902
Deferred tax asset, net	7,171	8,347
Total assets	$1,107,135	1,096,202

Liabilities and Stockholders’ Equity
Deposits	$976,793	981,926
Federal Home Loan Bank advances and other borrowings	13,200	0
Accrued interest payable	2,399	298
Customer escrows	2,246	10,122
Accrued expenses and other liabilities	4,790	6,520
Total liabilities	999,428	998,866
Commitments and contingencies
Stockholders’ equity:
Serial-preferred stock: ($.01 par value) authorized 500,000 shares; issued 0	0	0
Common stock ($.01 par value): authorized 16,000,000 shares; issued 9,128,662; outstanding 4,457,905 and 4,480,976	91	91
Additional paid-in capital	41,235	41,013
Retained earnings, subject to certain restrictions	142,278	138,409
Accumulated other comprehensive loss	(13,191)	(19,761)
Unearned employee stock ownership plan shares	(870)	(1,063)
Treasury stock, at cost 4,670,757 and 4,647,686 shares	(61,836)	(61,353)
Total stockholders’ equity	107,707	97,336
Total liabilities and stockholders’ equity	$1,107,135	1,096,202

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income (Loss)

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands, except per share data)	2023	2022	2023	2022
	(unaudited)	(unaudited)	(unaudited)
Interest income:
Loans receivable	$10,475	9,059	39,646	30,448
Securities available for sale:
Mortgage-backed and related	544	675	2,362	2,801
Other marketable	354	139	966	428
Other	167	129	503	578
Total interest income	11,540	10,002	43,477	34,255

Interest expense:
Deposits	4,324	822	12,290	1,732
Customer escrows	0	16	59	16
Advances and other borrowings	53	246	371	251
Total interest expense	4,377	1,084	12,720	1,999
Net interest income	7,163	8,918	30,757	32,256
Provision for credit losses (1)	147	130	713	1,071
Net interest income after provision for credit losses	7,016	8,788	30,044	31,185

Non-interest income:
Fees and service charges	857	825	3,352	3,222
Loan servicing fees	394	402	1,575	1,590
Gain on sales of loans	402	297	1,494	2,393
Other	542	418	1,860	1,682
Total non-interest income	2,195	1,942	8,281	8,887

Non-interest expense:
Compensation and benefits	4,394	4,406	18,113	17,211
Occupancy and equipment	869	947	3,626	3,812
Data processing	571	505	2,187	1,948
Professional services	277	291	1,051	1,386
Other	1,230	1,243	4,795	4,444
Total non-interest expense	7,341	7,392	29,772	28,801
Income before income tax expense	1,870	3,338	8,553	11,271
Income tax expense	418	900	2,548	3,226
Net income	1,452	2,438	6,005	8,045
Other comprehensive income (loss), net of tax	5,307	5,280	6,570	(18,178)
Comprehensive income (loss) available to common stockholders	$6,759	7,718	12,575	(10,133)
Basic earnings per share	$0.33	0.56	1.38	1.85
Diluted earnings per share	$0.33	0.56	1.37	1.83

(1)	The Company adopted ASU 2016-13 as of January 1, 2023. The 2022 amounts presented are calculated under the prior accounting standard.

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)
SELECTED FINANCIAL DATA:	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands, except per share data)	2023	2022	2023	2022
I. OPERATING DATA:
Interest income	$11,540	10,002	43,477	34,255
Interest expense	4,377	1,084	12,720	1,999
Net interest income	7,163	8,918	30,757	32,256

II. AVERAGE BALANCES:
Assets (1)	1,139,523	1,091,300	1,119,520	1,066,408
Loans receivable, net	848,377	763,155	816,156	699,365
Securities available for sale (1)	239,609	278,108	254,150	290,289
Interest-earning assets (1)	1,102,947	1,054,673	1,082,831	1,028,764
Interest-bearing liabilities and non-interest bearing deposits	1,011,605	970,471	993,438	946,890
Equity (1)	121,019	116,282	119,277	114,413

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	0.51%	0.89%	0.54%	0.75%
Interest rate spread information:
Average during period	2.43	3.32	2.74	3.12
End of period	2.49	3.56	2.49	3.56
Net interest margin	2.58	3.35	2.84	3.14
Ratio of operating expense to average total assets (annualized)	2.56	2.69	2.66	2.70
Return on average common equity (annualized)	4.76	8.32	5.03	7.03
Efficiency	78.45	68.07	76.26	70.00

	December 31,	December 31,
	2023	2022
IV. EMPLOYEE DATA:
Number of full time equivalent employees	162	165

V. ASSET QUALITY:
Total non-performing assets	$3,818	1,878
Non-performing assets to total assets	0.34%	0.17%
Non-performing loans to total loans receivable	0.44%	0.24%
Allowance for credit losses (2)	$11,824	10,277
Allowance for credit losses to total assets (2)	1.07%	0.94%
Allowance for credit losses to total loans receivable (2)	1.38%	1.30%
Allowance for credit losses to non-performing loans (2)	309.69%	547.24%

VI. BOOK VALUE PER COMMON SHARE:
Book value per common share	$24.16	21.72

	Year Ended December 31, 2023	Year Ended December 31, 2022
VII. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	9.73%	8.88%
Average stockholders’ equity to average assets (1)	10.65	10.73
Ratio of average interest-earning assets to average interest- bearing liabilities and non-interest bearing deposits (1)	109.00	108.65
Home Federal Savings Bank regulatory capital ratios:
Common equity tier 1 capital ratio	11.54	11.49
Tier 1 capital leverage ratio	9.08	9.14
Tier 1 capital ratio	11.54	11.48
Risk-based capital	12.80	12.65

(1)	Average balances were calculated based upon amortized cost without the market value impact of ASC 320.
(2)	The Company adopted ASU 2016-13 as of January 1, 2023. The 2022 amounts are calculated under the prior accounting standard.